CONSENT OF COUNSEL

We hereby consent to the use of our name and to the references to our Firm under the caption “Legal Counsel” in the Prospectus and Statement of Additional Information included in Post-Effective Amendment No. 4 to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), of the X-Square Balanced Fund, LLC (File Nos. 333-229217 and 811-23417). In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ FAEGRE DRINKER BIDDLE & REATH LLP
FAEGRE DRINKER BIDDLE & REATH LLP

Chicago, Illinois
April 30, 2021